As filed with the Securities and Exchange Commission on June 26, 2003
                                                        Registration No. 333-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                              __________________

                                   FORM S-3
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933
                              __________________

                                 NYMAGIC, INC.
            (Exact name of registrant as specified in its charter)

          New York                                      13-3534162
(State or other jurisdiction                         (I.R.S. Employer
     of incorporation)                               Identification No.)

                                                      Paul J. Hart, Esq.
                                                         NYMAGIC, INC.
      330 Madison Avenue                              330 Madison Avenue
  New York, New York 10017                         New York, New York 10017
      (212) 551-0600                                    (212) 551-0600
 (Address, including zip code,                     (Name, address, including
 and telephone number, including                zip code, and telephone number,
 area code, of Registrant's                          including area code,
principal executive offices)                         of agent for service)

                                   Copy to:
                            Laura D. Richman, Esq.
                           Mayer, Brown, Rowe & Maw
                           190 South LaSalle Street
                         Chicago, Illinois 60603-3441
                                (312) 782-0600

         Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective as determined by market conditions.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


============================================================================================================================
                                              CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                                               Proposed
                                                                                               Maximum
                                                                       Proposed Maximum        Aggregate     Amount Of
                                                      Amount To Be    Offering Price Per       Offering      Registration
Title Of Each Class Of Securities To Be Registered    Registered           Share (1)           Price (1)         Fee
----------------------------------------------------------------------------------------------------------------------------

Common Stock, par value $1.00 per share............    2,500,000            $21.225           $53,062,500       $4,293
----------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the registration fee, pursuant to Rule 457(c) under the Securities
    Act of 1933, on the basis of the average of the high and low prices of the Common Stock reported on the
    New York Stock Exchange Composite Tape on June 24, 2003.

                                                     __________________

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this
Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

============================================================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


SUBJECT TO COMPLETION, DATED June 26, 2003.
PRELIMINARY PROSPECTUS


                                 NYMAGIC, INC.

                                 COMMON STOCK

                              __________________


         This prospectus relates to the offer and sale from time to time of 2,500,000 shares of our common stock by certain selling shareholders who are identified in this prospectus under the heading "Selling Shareholders." We will not receive any proceeds from the sale of common stock by the selling shareholders.

         Each of the selling shareholders may offer the shares from time to time and in any of several different ways, including:

         o    through brokers or other agents,

         o    to underwriters or dealers,

         o    directly to one or more purchasers,

         o    by a combination of these methods of sale; and

         o    in any other lawful manner.

         The selling shareholders may sell their shares at whatever prices are current at the time of a sale or at other prices to which they agree.

         The selling shareholders and any broker-dealers or other persons acting on their behalf in connection with the sale of common stock under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them and any profits realized by them on their sale of common stock as principals may be deemed to be underwriting compensation under the Securities Act of 1933. We will pay the expenses with respect to the registration of the shares, except for brokerage fees and commissions and transfer taxes for the selling shareholders, which will be borne by the selling shareholders. See "Plan of Distribution" for a further description of how generally selling shareholders may dispose of the shares covered by this prospectus.

         Our common stock is traded and quoted on the New York Stock Exchange under the symbol "NYM." On June 25, 2003, the last sale price of the common stock, as reported on the New York Stock Exchange Composite Tape, was $21.24 per share. The address of our principal executive offices is 330 Madison Avenue, New York, New York 10017, and our telephone number is (212) 551-0600.

         The shares of common stock offered by this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 6 for a discussion of certain factors that you should consider before buying shares of common stock.

                              __________________

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

              The date of this prospectus is ____________, 2003.

                               TABLE OF CONTENTS

                                                                           Page

About This Prospectus........................................................2
Cautionary Note Regarding Forward-Looking Statements.........................2
NYMAGIC, INC.................................................................4
Risk Factors.................................................................6
Use of Proceeds..............................................................9
Selling Shareholders........................................................10
Plan of Distribution........................................................12
Experts  ...................................................................14
Legal Matters...............................................................14
Where You Can Find More Information.........................................14

                             ABOUT THIS PROSPECTUS

         You should rely only on the information contained or incorporated by reference in this prospectus. "Incorporated by reference" means that we can disclose important information to you by referring you to another document filed separately with the SEC. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making, nor will we make, an offer to sell the common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any supplement to this prospectus is current only as of the dates on their covers. Our business, financial condition, results of operations and prospects may have changed since that date.

         Unless the context otherwise requires, references in this prospectus to "NYMAGIC" and the "Company" refer to NYMAGIC, INC. and its subsidiaries, collectively. References to "we," "us" and "our" refer to the Company, not the selling shareholders. References to the "common stock" refer to NYMAGIC's common stock, par value $1.00 per share.

         Certain persons participating in the offering made hereby may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock, including over-allotment, stabilizing and short-covering transactions in the common stock and the imposition of a penalty bid, in connection with the offering made hereby.

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus and the information incorporated by reference in this prospectus may contain forward-looking statements within the meaning of the federal securities laws. We intend these forward-looking statements to be covered by the safe harbor provisions for forward-looking statements of the Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by our use of forward-looking words such as "may," "will," "should," "anticipate," "estimate," "expect," "plan," "believe," "predict," "potential," "intend," "project," "forecasts," "goals," "could have," "may have" and similar expressions. You should be aware that these statements and any other forward-looking statements in these documents only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions which we describe in more detail elsewhere herein and in other documents filed by us with the Securities and Exchange Commission, including, among other things, the following:

         o      the cyclical nature of the insurance and reinsurance industry,

         o      premium rates,

         o      investment results,

         o      the estimation of loss reserves and loss reserve development,

         o uncertainties associated with asbestos and environmental claims, including difficulties with assessing latent injuries and the impact of litigation, settlements, bankruptcies and potential legislation,

         o the uncertainty surrounding the loss amounts related to the attacks of September 11, 2001,

         o      the occurrence and effects of wars and acts of terrorism,

         o      net loss retention,

         o      the effect of competition,

         o the ability to collect reinsurance receivables and the timing of such collections,

         o      the availability and cost of reinsurance,

         o      the ability to pay dividends,

         o      regulatory changes, and

         o changes in the ratings assigned to the Company by rating agencies.

         These factors and the risk factors and forward-looking statements referred to under "Risk Factors" and elsewhere in this prospectus could cause actual results or outcomes to differ materially from our expectations. You should not place undue reliance on any such forward-looking statements. Further, any forward-looking statement speaks only as of the date on which it is made and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made or to reflect the occurrence of unanticipated events. New factors emerge from time to time, and it is not possible for us to predict which factors, if any, will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. All subsequent written and oral forward-looking statements attributable to us, or persons acting on our behalf, are expressly qualified in their entirety by this cautionary note.

                                 NYMAGIC, INC.

         NYMAGIC is a holding company which owns and operates the following insurance companies, risk bearing entities and insurance underwriters and managers:

         Insurance Companies and Lloyd's Corporate Capital Vehicle:
         ---------------------------------------------------------

         o New York Marine And General Insurance Company, a New York insurance company, which we refer to as New York Marine

         o Gotham Insurance Company, a New York insurance company, which we refer to as Gotham

         o MMO UK, Ltd., a corporate member of Lloyd's of London, which we refer to as Lloyd's

         o      MMO EU, Ltd., a holding company for MMO UK

         Insurance Underwriters and Managers:
         -----------------------------------

         o      Mutual Marine Office, Inc., which we refer to as MMO

         o      Pacific Mutual Marine Office, Inc., which we refer to as PMMO

         o Mutual Marine Office of the Midwest, Inc., which we refer to as Midwest

         New York Marine and Gotham each currently hold a financial strength rating of A ("Excellent") from A.M. Best Company. Many of our insureds rely on ratings issued by rating agencies. Any adverse change in the rating assigned to New York Marine and Gotham by a rating agency could adversely impact our ability to write premiums.

         Since 1964 we have specialized in underwriting ocean marine, inland marine, aircraft and other liability insurance through insurance pools managed by the three insurance underwriters and managers referred to above. However, we have ceased writing any new policies covering aircraft risks as of March 31, 2002. In addition to managing the insurance pools, we participate in the risks underwritten for the pools through New York Marine and Gotham. All premiums, losses and expenses are pro-rated among pool members in accordance with their pool participation percentages.

         In 1997, we formed MMO EU as a holding company for MMO UK, which operated as a limited liability corporate vehicle to provide capacity, or the ability to underwrite a certain amount of business, for syndicates at Lloyd's. In 1997, we acquired ownership of a Lloyd's managing agency, which was subsequently renamed MMO Underwriting Agency, Ltd. MMO Underwriting Agency Ltd. commenced underwriting in 1998 for our wholly-owned subsidiary MMO UK, which provided 100% of the capacity for Lloyd's Syndicate 1265. In 2000, we sold MMO Underwriting Agency Ltd. in exchange for a minority interest in Cathedral Capital PLC and Lloyd's Syndicate 1265 was placed into runoff. In 2001, MMO UK provided approximately 11.2% of the capacity for Lloyd's Syndicate 2010, which is managed by Cathedral Capital. In 2001 we initiated a withdrawal from our London operations which was subsequently completed in 2002. MMO UK has not provided capacity to any Lloyd's syndicate since 2002. In January 2003, we sold our minority interest in Cathedral Capital PLC.

         MMO, located in New York, PMMO, located in San Francisco, and Midwest, located in Chicago, manage the insurance pools in which we participate. We refer to these companies as the Managers.

         The Managers accept, on behalf of the pools, insurance risks brought to the pools by brokers and others. All premiums, losses and expenses are prorated among the pool members in accordance with their percentage participations in the pools. Pursuant to the pool management agreements, the pool members have agreed not to accept ocean marine insurance, other than ocean marine reinsurance, unless received through the Managers and have authorized the Managers to accept risks on behalf of the pool members and to effect all transactions in connection with such risks, including the issuance of policies and endorsements and the adjustment of claims. As compensation for its services, the Managers receive a fee of 5.5% of gross premiums written by the pools and a contingent commission of 10% on net underwriting profits, subject to adjustment.

         The Managers also receive profit commissions on pool business ceded to reinsurers under various reinsurance agreements. These profit commissions are calculated on an earned premium basis using inception to date underwriting results for the various reinsurance treaties and are recorded in the period in which the related profit commission is billed. Adjustments to commissions, resulting from revisions in coverage, retroactive premium or audit adjustments, are recorded in the period when realized. Subject to review by the reinsurers, the Managers calculate the profitability of all profit commission agreements placed with various reinsurance companies.

         Our participation in the business underwritten for the pools by the Managers has increased over the years and, since January 1, 1997, we have had a 100% participation in all lines of business produced by the pools.

         Two former pool members, Utica Mutual Insurance Company and Arkwright Mutual Insurance Company, which is currently part of the FM Global Group, withdrew from the pools in 1994 and 1996, respectively, and retained liability for their effective pool participation for all loss reserves, including losses incurred but not reported and unearned premium reserves attributable to policies effective prior to their withdrawal from the pools.

         As reported in our annual report on Form 10-K for the year ended December 31, 2002, we were in arbitration with Utica Mutual regarding its obligation to fund losses relating to its participation in the pools. On May 28, 2003, the arbitration procedure was completed and Utica Mutual was ordered to pay MMO approximately $7.8 million, which represented Utica Mutual's funding requirement to the pools. In addition, we were awarded interest of approximately $1 million on a pre-tax basis. This award confirmed that as a pool member, Utica Mutual is required to fund gross losses paid by MMO, acting as managing agent.

         We are not aware of any uncertainties that could result in any possible defaults by either Arkwright Mutual or Utica Mutual with respect to their pool obligations, which might impact our liquidity or results of operations, but there can be no assurance that such events will not occur in the future.

         Assets and liabilities resulting from the insurance pools are allocated to the members of the insurance pools based upon the pro rata participation of each member in each pool which is set forth in the management agreement entered into by and between the pool participants and the Managers.

                                 RISK FACTORS

         You should carefully consider the following risk factors regarding us and our common stock, in addition to the other information provided in this prospectus, before you purchase any of our common stock. The risks and uncertainties described below are not the only ones we face. There may be additional risks and uncertainties. If any of the following risks actually occur, our business, financial condition or results of operations could be materially and adversely affected and the trading price of our common stock could decline significantly.

Our results may fluctuate as a result of factors generally affecting the insurance industry.

         The results of companies in the insurance industry historically have been subject to significant fluctuations and uncertainties. Factors that affect the industry in general could also cause our results to fluctuate. The industry's profitability can be affected significantly by:


         o   changes in premium rates and policy terms;

         o fluctuations in interest rates, stock prices and other changes in the investment environment, which affect returns on invested capital;

         o rising levels of costs that are not known by companies at the time they price their products;

         o unpredictable developments, including weather-related and other natural catastrophes;

         o   war or acts of terrorism;

         o changes in reserves resulting from unexpected claims that may arise and the development of judicial interpretations relating to the scope of insurers' liability; and

         o   adverse economic trends and increasing competition in the industry.


If our loss reserves are inadequate to meet our actual losses, our net income would be reduced or we could incur a net loss.

         We are required to maintain reserves to cover our estimated ultimate liability of losses and loss adjustment expenses for both reported and unreported claims incurred. These reserves are only estimates of what we think the settlement and administration of claims will cost based on our assumptions and facts and circumstances known to us. Because of the uncertainties that surround estimating loss reserves and loss adjustment expenses, we cannot be certain that ultimate losses will not exceed these estimates of losses and loss adjustment reserves. If our reserves are insufficient to cover our actual losses and loss adjustment expenses, we would have to augment our reserves and incur a charge to our earnings. These charges could be material. The difficulty in estimating our reserves is increased because our loss reserves include reserves for potential asbestos and environmental liabilities. Asbestos and environmental liabilities are difficult to estimate for many reasons, including the long waiting periods between exposure and manifestation of any bodily injury or property damage, difficulty in identifying the source of the asbestos or environmental contamination, long reporting delays and difficulty in properly allocating liability for the asbestos or environmental damage. Legal tactics and judicial and legislative developments, which can be difficult to predict, also contribute to uncertainties in estimating reserves for asbestos and environmental liabilities.


Our inability to assess underwriting risk accurately could reduce our net income.

         Our underwriting success is dependent on our ability to assess accurately the risks associated with the businesses on which the risk is retained. If we fail to assess accurately the risks we retain, we may fail to establish appropriate premium rates and our reserves may be inadequate to cover our losses, which could reduce our net income.

Decreases in rates for property and casualty insurance could reduce our net income.

         We write primarily property and casualty insurance. The property and casualty industry historically has been highly cyclical. Rates for property and casualty insurance are influenced primarily by factors that are outside of our control. Any significant decrease in the rates for property and casualty insurance could reduce our net income.


If rating agencies downgrade their ratings of our insurance company subsidiaries, our future prospects for growth and profitability could be significantly and adversely affected.

         Our insurance company subsidiaries currently hold an A ("Excellent") financial strength rating from A.M. Best Company. Financial strength ratings are used by insureds and insurance brokers as an important means of assessing the financial strength and quality of insurers. Any downgrade or withdrawal of our subsidiaries' ratings might adversely affect our ability to market our insurance products and would have a significant and adverse effect on our future prospects for growth and profitability.


Our reinsurers may not satisfy their obligations to us.

         We are subject to credit risk with respect to our reinsurers because the transfer of risk to a reinsurer does not relieve us of our liability to the insured. In addition, reinsurers may be unwilling to pay us even though they are able to do so. The failure of one or more of our reinsurers to honor their obligations to us or to delay payment would impact our cash flow and reduce our net income and could cause us to incur a significant loss.


If we are unable to purchase reinsurance and transfer risk to reinsurers, our net income could be reduced or we could incur a loss.

         We attempt to limit our risk of loss by purchasing reinsurance to transfer a portion of the risks we assume. The availability and cost of reinsurance is subject to market conditions, which are outside of our control. As a result, we may not be able to successfully purchase reinsurance and transfer risk through reinsurance arrangements. A lack of available reinsurance might adversely affect the marketing of our programs and/or force us to retain all or a part of the risk that cannot be reinsured. If we were required to retain these risks and ultimately pay claims with respect to these risks, our net income could be reduced or we could incur a loss.


Our industry is highly competitive and we may not be able to compete successfully in the future.

         Our industry is highly competitive and has experienced severe price competition over the last several years. We compete in the United States and international markets with domestic and international insurance companies. Some of these competitors have greater financial resources than we do, have been operating for longer than we have and have established long-term and continuing business relationships throughout the industry, which can be a significant competitive advantage. Much of our business is placed through insurance brokers. If insurance brokers were to decide to place more insurance business with competitors that have greater capital than we do, our business could be materially adversely affected. In addition, if we face further competition in the future, we may not be able to compete successfully.


We are dependent on our key personnel.

         Our success has been, and will continue to be, dependent on our ability to retain the services of our existing key executive officers and to attract and retain additional qualified personnel in the future. The loss of the services of any of our key executive officers or the inability to hire and retain other highly qualified personnel in the future could adversely affect our ability to conduct our business.

The value of our investment portfolio and the investment income we receive from that portfolio could decline as a result of market fluctuations and economic conditions.

         A significant portion of our investment portfolio currently consists of short-term U.S. government-backed fixed income securities and a smaller portion consists of a diversified basket of hedge funds, although we are in the process of reallocating our investment portfolio to decrease our reliance on U.S. government-backed securities and to increase our investments in other fixed income securities and hedge funds. Both the fair market value of these assets and the investment income from these assets fluctuate depending on general economic and market conditions. For example, the fair market value of our fixed income securities increases or decreases in an inverse relationship with fluctuations in interest rates. The fair market value of our fixed income securities can also decrease as a result of any downturn in the business cycle that causes the credit quality of those securities to deteriorate. The net investment income that we realize from future investments in fixed income securities will generally increase or decrease with interest rates. Interest rate fluctuations can also cause net investment income from investments that carry prepayment risk, such as mortgage-backed and other asset-backed securities, to differ from the income anticipated from those securities at the time of purchase. Similarly, hedge fund investments are subject to various economic and market risks. The risks associated with our hedge fund investments may be substantially greater than the risks associated with fixed income investments. Consequently, our hedge fund portfolio may be more volatile and the risk of loss greater than that associated with fixed income investments. Furthermore, because the hedge funds in which we invest sometimes impose limitations on the timing of withdrawals from the funds, our inability to withdraw our investment quickly from a particular hedge fund that is performing poorly could result in losses and may affect our liquidity. Generally, the value of our investment portfolio is periodically adjusted to reflect current market prices. Similar treatment is not available for liabilities. As a result, a decline in the value of the securities in our investment portfolio could reduce our net income or cause us to incur a net loss.


Insurance laws and regulations restrict our ability to operate.

         We are subject to extensive regulation under U.S. state insurance laws. These laws limit the amount of dividends that can be paid to us by our operating subsidiaries, impose restrictions on the amount and type of investments that they can hold, prescribe solvency standards that must be met and maintained by them and require them to maintain reserves. These laws also require disclosure of material intercompany transactions and require prior approval of certain "extraordinary" transactions. These "extraordinary" transactions include declaring dividends from operating subsidiaries that exceed statutory thresholds. These laws also generally require approval of changes of control. Our failure to comply with these laws could subject us to fines and penalties and restrict us from conducting business. The application of these laws could affect our liquidity and ability to pay dividends on our common stock and could restrict our ability to expand our business operations through acquisitions involving our insurance subsidiaries.


Failure to comply with insurance laws and regulations could have a material adverse effect on our business.

         We cannot assure you that we have or can maintain all required licenses and approvals or that our business fully complies with the wide variety of applicable laws and regulations or the relevant authority's interpretation of the laws and regulations. In addition, some regulatory authorities have relatively broad discretion to grant, renew or revoke licenses and approvals. If we do not have the requisite licenses and approvals or do not comply with applicable regulatory requirements, the insurance regulatory authorities could preclude or temporarily suspend us from carrying on some or all of our activities or monetarily penalize us. These types of actions could have a material adverse effect on our business.


Our holding company structure could prevent us from paying dividends on our common stock.

         NYMAGIC is a holding company whose most significant assets consist of the stock of its operating subsidiaries. Thus, our ability to pay dividends on our common stock in the future may be dependent on the earnings and cash flows of our subsidiaries and the ability of the subsidiaries to pay dividends or to advance or repay funds to us. This ability is subject to general economic, financial, competitive, regulatory and other factors beyond our control. Payment of dividends and advances and repayments from our operating subsidiaries are regulated by the New York insurance laws and regulatory restrictions. Accordingly, our operating subsidiaries may not be able to pay dividends or advance or repay funds to us in the future, which could prevent us from paying dividends on our common stock. In connection with the application for approval of acquisition of control of NYMAGIC filed with the New York State Insurance Department pursuant to Section 1506 of the New York Insurance Law by Mariner Partners, Inc., which we refer to as Mariner, and which is a wholly-owned subsidiary of Mariner Investment Group, Inc., of which William J. Michaelcheck, a member of our Board of Directors, is a majority shareholder, and Mr. Michaelcheck, New York Marine and Gotham agreed for a period of two years from July 31, 2002, the date of the acquisition of such control, not to pay any dividends without the consent of the New York State Insurance Department.


Our common stock has been thinly traded and we cannot assure you that a more active trading market will develop if and when any shares are sold pursuant to this shelf registration.

         Currently the ownership of our stock is highly concentrated, with a majority of our stock held by the selling shareholders and their affiliates. Historically, the trading market in our common stock has been thin. As a result, our stock price has been volatile. Even if shares are sold pursuant to this shelf registration, we cannot assure you that the trading market for our common stock will become more active on a sustained basis. Therefore, our stock price may continue to be volatile.


A large percentage of our stock ownership is concentrated in a few stockholders, who voting together, can control NYMAGIC and impede a change in control.

         The selling shareholders, other than Conning Capital Partners VI, L.P., which we refer to as Conning, have entered into a voting agreement with Mariner. This voting agreement authorizes Mariner, with the approval of any two of three participating shareholders, to vote all the shares covered by the agreement, which currently represent approximately 56.09% of our issued and outstanding shares of common stock. If all shares covered by this prospectus were sold, including shares subject to options held by Conning, 38.04% of our issued and outstanding shares would remain covered by the voting agreement. As a result, to the extent that the covered shares are voted in accordance with the voting agreement, these shares would control most matters on which our shareholders have the right to vote. This could impede a change of control of NYMAGIC that is not approved by the parties to the voting agreement.


You may require regulatory approval if you wish to acquire a large amount of common stock in the offering.

         Before any person, other than an authorized insurer, may acquire 10% of the outstanding voting securities of NYMAGIC, such person must:

         o      give 20 days written notice to NYMAGIC; and

         o receive the approval of the Superintendent of Insurance of the State of New York.

This requirement adds costs and time to the process of acquiring 10% or more of the shares of common stock of NYMAGIC. In addition, there is a possibility that the Superintendent of Insurance could reject an application to acquire 10% or more of the shares of common stock of NYMAGIC. This regulatory requirement could also impede a change of control that is not approved by the Superintendent of Insurance.


                                USE OF PROCEEDS

         NYMAGIC will not receive any of the proceeds from the sale of common stock by the selling shareholders, although if Conning sells any of the 400,000 shares of common stock which are subject to option, NYMAGIC will receive the then current exercise price for such shares from Conning.

                             SELLING SHAREHOLDERS

         The following table sets forth the number of shares of common stock owned by each selling shareholder as of June 25, 2003, the number of shares of common stock that may be offered for such selling shareholder's account and the number of shares of common stock and, based on the number of shares of common stock owned as of June 25, 2003, the percentage of the outstanding shares of NYMAGIC common stock that will be owned by such selling shareholder if all of the shares of common stock that may be offered by that shareholder are sold.


         The registration of shares of common stock does not necessarily mean that the selling shareholders will sell all or any of the shares.


                                                                                       Shares of Common Stock to be Owned
                                                                                           Assuming Sale of All Shares
                                                                 Maximum Number of       Available for Sale Pursuant to
                                           Shares of Common     Shares Available for       This Shelf Registration (1)
            Name of Selling                      Stock         Sale Pursuant to This       ---------------------------
              Shareholder                        Owned           Shelf Registration         Number            Percent
              -----------                 -------------------    ------------------         ------            -------

Conning Capital Partners VI, L.P. (2)          1,000,000              1,000,000                     0              0%

Mark W. Blackman (3)                           1,719,530                500,000             1,219,530          12.56%

Blackman Investments LLC (4)                   1,720,030                500,000             1,220,030          12.57%

Louise B. Tollefson 2000 Florida               1,814,611                500,000  (6)        1,314,611          13.54%  (7)
Intangible Trust dated 12/12/00;
Louise B. Blackman Tollefson
Family Foundation dated 3/24/98;
Louise B. Tollefson Charitable Lead
Annuity Trust dated 3/30/00; and/or
Bennett H. Tollefson Charitable Lead
Unitrust 3/30/00 (5)

---------------------------

(1) The share amounts shown in this column assume that all shares that may be offered by a selling shareholder pursuant to this prospectus are sold and that no other shares owned by that selling shareholder are sold. The percentages are calculated based on 9,706,498 shares of NYMAGIC common stock outstanding as of June 25, 2003, without taking into account the exercise by Conning of the options described in footnote (2) below (other than in the calculation of Conning's ownership after the assumed sale).

(2) The 1,000,000 shares being offered by Conning include 400,000 shares acquired from NYMAGIC and 100,000 shares acquired from Blackman
     Investments LLC pursuant to Securities Purchase Agreements, dated January
     31, 2003, and an additional 400,000 shares and 100,000 shares that Conning has the right to acquire from NYMAGIC and Blackman Investments
     LLC, respectively, by the exercise of options granted in connection with those securities purchase agreements. Under the provisions of the securities purchase agreement with NYMAGIC, Conning is entitled to designate one member of the board of directors of NYMAGIC. Pursuant to this provision, David W. Young, a managing member of the general partner of Conning, has served as a director of NYMAGIC since February 3, 2003.

(3) Mark W. Blackman has been a director of NYMAGIC since 1989 and chief underwriting officer of NYMAGIC since June 2002. He is the brother of John N. Blackman, Jr. and the son of Louise B. Tollefson.


(4) John N. Blackman, Jr., a member and co-manager of Blackman Investments LLC, has been a director of NYMAGIC since 1989. He is the brother of Mark
     W. Blackman and the son of Louise B. Tollefson. John N. Blackman, Jr. is also a co-trustee of the Blackman Charitable Remainder Trust, which owns 100,000 shares of common stock. If these shares were deemed included as shares owned by this selling shareholder, the percent of common stock owned by this selling shareholder set forth in the last column would be 13.60%.

(5) Robert G. Simses is a trustee of the trusts and foundations listed as selling shareholders. Mr. Simses has been a director of NYMAGIC since 2001.

(6) These 500,000 shares available for sale may come from one or more of the trusts or foundations listed as selling shareholders. The Louise B. Tollefson 2000 Florida Intangible Trust dated 12/12/00 owns 1,080,667 shares of common stock; the Louise B. Blackman Tollefson Family Foundation dated 3/24/98 owns 67,244 shares of common stock; the Louise
     B. Tollefson Charitable Lead Annuity Trust dated 3/30/00 owns 337,865 shares of common stock; and the Bennett H. Tollefson Charitable Lead Unitrust dated 3/30/00 owns 328,835 shares of common stock.

(7) In addition Louise B. Tollefson owns 5,262 shares of common stock in her individual capacity. If those shares were deemed included as shares owned collectively with the trusts and foundations listed as selling shareholders, the percent of common stock ownership shown in this column would be 13.60%. Louise B. Tollefson was a director of NYMAGIC from 1989 to 2001. She is the mother of Mark W. Blackman and John N. Blackman, Jr.

                             PLAN OF DISTRIBUTION


         NYMAGIC is registering the shares of common stock on behalf of the selling shareholders.

         A selling shareholder may sell its shares from time to time by any method permitted by the Securities Act of 1933. Each selling shareholder will act independently of NYMAGIC in making decisions with respect to the timing, manner and size of each sale.

         The shares of our common stock covered by this prospectus will be sold, if at all, by each of the selling stockholders named above or their respective pledgees, donees, transferees or other successors in interest and not by us.

         Each selling shareholder may sell the shares of common stock covered by this prospectus from time to time at market prices prevailing at the time of sale, at prices related to market prices, at a fixed price or prices subject to change or at negotiated prices, by a variety of methods including the following:

         o on the New York Stock Exchange, in the over-the-counter market, or on another national securities exchange (any of which may include crosses and block transactions);

         o     in privately negotiated transactions;

         o through broker-dealers, who may act as agents or principals, including through ordinary brokerage transactions and transactions in which a broker solicits purchasers;

         o in a block trade in which a broker-dealer will attempt to sell a block of shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o through underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from a seller and/or the purchasers of the shares for whom they may act as agent;

         o through exchange distributions in accordance with the rules of the applicable exchange;

         o     directly to one or more purchasers;

         o     through agents;

         o through option transactions, forward contracts, equity swaps or other derivative transactions relating to the securities;

         o     through short sales of the securities;

         o     in any combination of the above; and

         o     in any other lawful manner.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by a selling shareholder may arrange for other broker-dealers to participate in a resale.

         As mentioned above, a selling shareholder may enter into hedging transactions with a broker-dealer in connection with distributions of the shares or otherwise. In such transactions, a broker-dealer may engage in short sales of the shares in the course of hedging the positions it assumes with a selling shareholder. Each selling shareholder also may sell shares short and redeliver the shares to close out such short positions. A selling shareholder may enter into option or other transactions with a broker-dealer which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus. Each selling shareholder also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from a selling shareholder. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Each particular broker-dealer will receive compensation in amounts negotiated in connection with the sale, which might be in excess of customary commissions. Broker-dealers or agents and any other participating broker-dealers or any selling shareholder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933 in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by any of them may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. Because a selling shareholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act of 1933, a selling shareholder may be subject to the prospectus delivery requirements of the Securities Act of 1933. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act of 1933 may be sold under Rule 144 rather than pursuant to this prospectus. In addition, each selling shareholder may transfer shares of common stock in ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer. Selling shareholders may also sell common stock by any other legally available means. The selling shareholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. As of the date of this prospectus, there are no special selling arrangements between any broker-dealer or other person and the selling shareholders. No period of time has been fixed within which the shares will be offered or sold.

         If required under applicable state securities laws, each selling shareholder will sell the shares only through registered or licensed brokers or dealers. In addition, in certain states a selling shareholder may not sell the shares unless such sale has been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of the distribution. In addition, each selling shareholder will be subject to applicable provisions of the Securities Exchange Act of 1934 and the associated rules and regulations under the Securities Exchange Act of 1934, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by a selling shareholder. NYMAGIC will make copies of this prospectus available to the selling shareholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         When a selling shareholder elects to make a particular offer of the shares which are the subject of this prospectus, a prospectus supplement, if required, will be distributed which will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting compensation such selling shareholder and any other required information.

         NYMAGIC will bear the costs, expenses and fees in connection with the registration of the shares. We are obligated to do so with respect to the shares owned by Conning under the terms of our Registration Rights Agreement with Conning dated January 31, 2003. We have also determined that it is in the Company's best interests to pay the costs, expenses and fees in connection with the registration of the shares of the other selling shareholders in order to enhance the liquidity of the common stock, which we believe is a benefit that will inure to all of our shareholders. At this time, the additional fees we will be paying with respect to the registration of shares owned by Blackman and Tollefson family members or their affiliates includes additional filing fees of $2,576 and there may be additional costs, fees and expenses which we may agree to pay in connection with offerings of such shares pursuant to this shelf registration. Each selling shareholder will bear all commissions and discounts, if any, attributable to the sales of their respective shares.

         Agents, underwriters, dealers and remarketing firms may be entitled under agreements entered into with the selling shareholders to indemnification against some civil liabilities, including liabilities under the Securities Act of 1933, that may arise from any untrue statement or alleged untrue statement of a material fact or any omission or alleged omission to state a material fact in this prospectus, any supplement or amendment to this prospectus, or in the registration statement of which this prospectus forms a part, or to contribution with respect to payments which the agents, underwriters or dealers may be required to make.

                                    EXPERTS

         The consolidated financial statements and schedules of NYMAGIC, INC. as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.



                                 LEGAL MATTERS

         The validity of the shares of common stock has been passed upon for NYMAGIC by Paul J. Hart, Esq., General Counsel of NYMAGIC. Additional legal matters may be passed upon for any underwriters, dealers or agents by counsel which we will name in the applicable prospectus supplement.


                      WHERE YOU CAN FIND MORE INFORMATION

Available Information

         This prospectus is part of a registration statement that we filed with the SEC. The registration statement, including the attached exhibits, contains additional relevant information about NYMAGIC. The rules and regulations of the SEC allow us to omit some of the information included in the registration statement from this prospectus. In addition, NYMAGIC files reports, proxy statements and other information with the SEC under the Securities Exchange Act of 1934. You can read and copy any of this information in the SEC's Public Reference Room, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549.

         You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the SEC's Public Reference Room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

         The SEC also maintains an Internet web site that contains reports, proxy statements and other information about issuers, like NYMAGIC, that file electronically with the SEC. The address of that site is http://www.sec.gov. The SEC file number for documents filed by NYMAGIC under the Exchange Act is 1-11238.

         NYMAGIC common stock is listed on the New York Stock Exchange and its stock symbol is "NYM." You can inspect reports, proxy statements and other information concerning NYMAGIC at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.


Incorporation by Reference

         The rules of the SEC allow us to incorporate by reference information into this prospectus. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This prospectus incorporates by reference the documents listed below:

(a)      NYMAGIC's Annual Report on Form 10-K for the year ended December 31,
         2002;

(b)      NYMAGIC's Quarterly Report on Form 10-Q for the quarter ended March
         31, 2003;

(c) NYMAGIC's Current Reports on Form 8-K filed on February 4, 2003, February 20, 2003, March 14, 2003, May 16, 2003 and
         June 13, 2003; and

(d) the description of the common stock included in the Registration Statement on Form 8-A, dated July 2, 1992, filed under Section 12 of the Exchange Act.

         All documents filed by NYMAGIC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

         If the above documents or this prospectus contain conflicting information, the information in the latest filed document or, if applicable, this prospectus should be considered correct.

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of the document.

         Upon request, we will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

                                 NYMAGIC, INC.
                              330 Madison Avenue
                           New York, New York 10017
                            Attention: Paul J. Hart
                                (212) 551-0600

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

         The estimated expenses and various fees in connection with the sale and distribution of the securities being registered, all of which are being borne by us are as follows:

         SEC registration fee..................................  $4,293

         Printing expenses.....................................    *

         Legal fees and expenses...............................    *

         Accounting fees and expenses..........................    *

         Miscellaneous.........................................    *
                                                                --------
                           Total...............................  $ *
                                                                ========
*   To be completed by amendment

Item 15. Indemnification of Officers and Directors.

         Section 721 of the New York Business Corporation Law ("NYBCL") provides that, in addition to indemnification provided in Article 7 of the NYBCL, a corporation may indemnify a director or officer by a provision contained in the certificate of incorporation or bylaws or by a duly authorized resolution of its stockholders or directors or by agreement, provided that no indemnification may be made to or on behalf of any director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his acts were committed in bad faith or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled.

         Section 722(a) of the NYBCL provides that a corporation may indemnify a director or officer made, or threatened to be made, a party to any action other than a derivative action, whether civil or criminal, against judgments, fines, amounts paid in settlement and reasonable expenses actually and necessarily incurred as a result of such action, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

         Section 722(c) of the NYBCL provides that a corporation may indemnify a director or officer, made or threatened to be made a party in a derivative action, against amounts paid in settlement and reasonable expenses actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification will be available under Section 722(c) of the NYBCL in respect of (1) a threatened or pending action which is settled or otherwise disposed of, or (2) any claim as to which such director or officer shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application, that, in view of all the circumstances of the case, the director or officer is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

         Section 723 of the NYBCL specifies the manner in which payment of indemnification under Section 722 of the NYBCL or indemnification permitted under Section 721 of the NYBCL may be authorized by the corporation. It provides that indemnification by a corporation is mandatory in any case in which the director or officer has been successful, whether on the merits or otherwise, in defending an action. In the event that the director or officer has not been successful or the action is settled, indemnification must be authorized by the appropriate corporate action as set forth in Section 723.

         Section 724 of the NYBCL provides that, upon application by a director or officer, indemnification may be awarded by a court to the extent authorized under Section 722 and Section 723 of the NYBCL. Section 725 of the NYBCL contains certain other miscellaneous provisions affecting the indemnification of directors and officers.

         Section 726 of the NYBCL authorizes a corporation to purchase and maintain insurance to indemnify (1) a corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Article 7 of the NYBCL, (2) directors and officers in instances in which they may be indemnified by a corporation under the provisions of
Article 7 of the NYBCL, and (3) directors and officers in instances in which they may not otherwise be indemnified by a corporation under such section, provided the contract of insurance covering such directors and officers provides, in a manner acceptable to the New York State Superintendent of Insurance, for a retention amount and for co-insurance.

         Article V of the registrant's By-laws provides that the registrant will indemnify each person who serves as director or officer of the registrant to the fullest extent permissible under the NYBCL and the Insurance Law of New York. Specifically, and subject to the applicable provisions of the NYBCL,
Article V of the By-laws (i) permits the registrant to indemnify a director or a director and officer of the registrant ("Indemnitee") made, or threatened to be made, a party to an action, suit or proceeding by or in the right of the registrant to procure a judgment in its favor, and (ii) requires the registrant to indemnify an Indemnitee made, or threatened to be made, a party to an action, suit or proceeding including, without limitation, one by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which such Indemnitee served in any capacity at the request of the registrant, to procure a judgment in its favor, (other than an action, suit or proceeding referred to in clause (i)), whether civil, criminal, administrative or investigative, by reason of the fact that he, his testator or intestate, was a director or a director and officer of the registrant, or served such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred as a result of such action, suit or proceeding, or any appeal therein, provided that the Indemnitee acted in good faith, for a purpose which he reasonably believed to be in, or in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the registrant and, in criminal actions and proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful; and further provided that the registrant shall not be required to indemnify an Indemnitee with respect to any action, suit or proceeding commenced by such Indemnitee, or any counterclaim, cross-claim, or third-party claim asserted by the Indemnitee against the registrant.

         Directors and officers of the registrant are also provided with indemnification against certain liabilities pursuant to directors and officers liability insurance policies. Coverage is afforded for any loss that the insureds become legally obligated to pay by reason of any claim or claims (including with respect to employment practices or securities claims) first made against the insured's or any of them during the policy period from any wrongful acts that are actually or allegedly caused, committed or attempted by the insured's prior to the end of the policy period. Wrongful acts are defined as any actual or alleged error, misstatement, misleading statement or act, omission, neglect or breach of duty by the insured's while acting in their individual or collective capacities as directors or officers of the registrant, or any other matter claimed against them by reason of their being directors or officers of the registrant. Certain of the registrant's directors are provided, by their employer, with indemnification against certain liabilities incurred as directors of the registrant.

         The registrant in the past has entered into underwriting agreements which provide for indemnification, under certain circumstances, of the registrant, its officers and its directors by the underwriters.


Item 16. Exhibits.

         Reference is made to the Exhibit Index included herewith which is incorporated herein by reference.

Item 17. Undertakings.

         The undersigned registrant hereby undertakes:

                (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                    (a) to include any prospectus required by Section 10(a)(3)
                of the Securities Act of 1933;

                    (b) to reflect in the prospectus any facts or events
                arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                    (c) to include any material information with respect to
                the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         provided, however, that (a) and (b) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                (2) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered in the post-effective amendment, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

                (3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered in this registration statement, and the offering of those securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC this type of indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against these types of liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by any director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the asserted indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of the issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, NYMAGIC, INC. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 26th day of June, 2003.

                                       NYMAGIC, INC.




                                       By: /s/ George R. Trumbull, III
                                           ------------------------------------
                                           George R. Trumbull, III
                                           Chairman and Chief Executive Officer


         Each person whose signature appears below constitutes and appoints each of George R. Trumbull, III, A. George Kallop and Paul J. Hart such person's true and lawful attorney-in-fact and agent, with full power of substitution and re-substitution, to sign any and all amendments (including post-effective amendments) to this Registration Statement and all other documents in connection therewith, and to file the same, with all exhibits thereto, with the Securities and Exchange Commission.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the Registrant and in the capacities indicated on the 26th day of June, 2003.



Signature                                              Title
---------                                              -----

/s/ George R. Trumbull, III                  Chairman and Chief Executive
---------------------------------------      Officer and Director
George R. Trumbull, III                      (Principal Executive Officer)

/s/ Thomas J. Iacopelli                      Chief Financial Officer
---------------------------------------      (Principal Financial and
Thomas J. Iacopelli                          Accounting Officer)

/s/ William D. Shaw, Jr.                     Vice Chairman and Director
---------------------------------------
William D. Shaw, Jr.

/s/ A. George Kallop                         Executive Vice President
---------------------------------------      and Director
A. George Kallop

/s/ John R. Anderson                         Director
---------------------------------------
John R. Anderson

/s/ Glenn Angiolillo                         Director
---------------------------------------
Glenn Angiolillo

/s/ John T. Baily                            Director
---------------------------------------
John T. Baily

/s/ John N. Blackman, Jr.                    Director
---------------------------------------
John N. Blackman, Jr.

/s/ Mark W. Blackman                         Director
---------------------------------------
Mark W. Blackman

/s/ William J. Michaelcheck                  Director
---------------------------------------
William J. Michaelcheck

/s/ Robert G. Simses                         Director
---------------------------------------
Robert G. Simses

/s/ Glenn R. Yanoff                          Director
---------------------------------------
Glenn R. Yanoff

/s/ David W. Young                           Director
---------------------------------------
David W. Young

                                 EXHIBIT INDEX




    *1.1  Form of Underwriting Agreement.

   **5.1  Opinion of Paul J. Hart, Esq. as to the validity of the common stock.

    23.1  Consent of KPMG LLP.

    23.2  Consent of Paul J. Hart, Esq. (included in Exhibit 5.1).

    24.1  Powers of Attorney (included on the signature pages).


---------------------

* To be filed, if necessary, subsequent to the effectiveness of this registration statement by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with an offering of common stock.

**  To be filed by amendment.